Exhibit 23.3

[R.A. LENSER AND ASSOCIATES, INC. LETTERHEAD]

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

        The undersigned hereby consents to the references to our firm in the form and context in which they appear in the Annual Report on Form 10-K of Whiting Petroleum Corporation for the year ended December 31, 2003. We hereby further consent to the use of information contained in our report setting forth the estimates of revenues from Whiting Petroleum Corporation’s oil and gas reserves as of January 1, 2004. We further consent to the incorporation by reference thereof into Whiting Petroleum Corporation’s Registration Statements on Form S-8 (Registration Nos. 333-111055 and 333-111056).

Very truly yours,
Date: February 27, 2004	By:	/s/ Ronald A. Lenser
R.A. Lenser & Associates, Inc.